Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273837

CAZ STRATEGIC OPPORTUNITIES FUND

(the “Fund”)

Class A Shares, Class D Shares, Class E Shares, Class F Shares, Class I Shares and Class R Shares

Supplement dated July 14, 2026

to the Prospectus dated October 31, 2025, as supplemented to date

This Supplement updates certain information contained in the Prospectus effective immediately. Please review this important information carefully.

The Board of Trustees of the Fund recently approved a waiver of the early repurchase fee for certain types of investors as set forth below.

Accordingly, the Fund’s Prospectus is revised as follows:

1.	The fifth paragraph under the section entitled “UNLISTED CLOSED-END FUND INTERVAL STRUCTURE; REPURCHASES OF SHARES BY THE FUND” on page 10 of the Prospectus is hereby replaced with the following:

Any repurchase of Shares from a Shareholder that were held for less than one year (on a first-in, first-out basis) will be subject to an “Early Repurchase Fee” equal to 2.00% of the net asset value of any Shares repurchased by the Fund that were held for less than one year. The Early Repurchase Fee payable by a Shareholder may be waived by the Fund in circumstances where the Board determines that doing so is in the best interests of the Fund, including in the case of repurchase requests: (i) submitted by model or programmatic portfolio management programs (including wrap accounts and similar arrangements) and qualified retirement plans; (ii) in circumstances as may be provided for with Board approval; (iii) as may be required by applicable law or regulation and (iv) in certain other limited circumstances. If an Early Repurchase Fee is charged to a Shareholder, the amount of such fee will be retained by the Fund.

2.	The first footnote under the table entitled “SUMMARY OF FEES AND EXPENSES” on page 30 of the Prospectus is hereby replaced with the following:

(1)	A 2.00% early repurchase fee payable to the Fund will be charged with respect to the repurchase of an investor’s Shares at any time prior to the day immediately preceding the one-year anniversary of an investor’s purchase of the Shares (on a “first in-first out” basis). The Early Repurchase Fee payable by a Shareholder may be waived by the Fund in circumstances where the Board determines that doing so is in the best interests of the Fund, including in the case of repurchase requests: (i) submitted by model or programmatic portfolio management programs (including wrap accounts and similar arrangements) and qualified retirement plans; (ii) in circumstances as may be provided for with Board approval; (iii) as may be required by applicable law or regulation and (iv) in certain other limited circumstances. The early repurchase fee will be retained by the Fund for the benefit of the remaining investors. See “Repurchases of Shares.”

3.	The paragraph under the section entitled “REPURCHASES OF SHARES–Repurchase Price” on page 79 of the Prospectus is hereby replaced with the following:

The repurchase price of the Shares will be the NAV of the Shares as of the close of regular trading on the NYSE on the Repurchase Pricing Date (minus any applicable early repurchase fee). Any repurchase of Shares from a Shareholder which were held for less than one year (on a first-in, first-out basis) will be subject to an “Early Repurchase Fee” equal to 2% of the net asset value of any Shares repurchased by the Fund that were held for less than one year. The Early Repurchase Fee payable by a Shareholder may be waived by the Fund in circumstances where the Board determines that doing so is in the best interests of the Fund, including in the case of repurchase requests: (i) submitted by model or programmatic portfolio management programs (including wrap accounts and similar arrangements) and qualified retirement plans; (ii) in circumstances as may be provided for with Board approval; (iii) as may be required by applicable law or regulation and (iv) in certain other limited circumstances. If an Early Repurchase Fee is charged to a Shareholder, the amount of such fee will be retained by the Fund. An Early Repurchase Fee payable by an Investor may be waived by the Fund, in circumstances where the Board of Trustees determines that doing so is in the best interests of the Fund and in a manner as will not discriminate unfairly against any Investor. The notice of the repurchase offer also will provide information concerning the NAV, such as the NAV as of a recent date or a sampling of recent NAVs, and a toll-free number for information regarding the repurchase offer.

Please retain this supplement for future reference.